EXHIBIT 5.1
                                                                     -----------

                  [Letterhead of Cairncross & Hempelmann, P.S.]


                                                    March 14, 2005

Pacific Biometrics, Inc.
220 West Harrison Street
Seattle, Washington 98119

         Re:   Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Pacific Biometrics, Inc., a Delaware corporation, in connection with the preparation of a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, which the Company is filing with the Securities and Exchange Commission covering the registration of 2,563,873 shares of Company common stock, $0.01 par value per share (the "Common Stock") on behalf of the selling security holders identified in the Registration Statement, consisting of the following:

(a) up to 1,932,523 shares of Common Stock that may be issued upon the conversion of an outstanding convertible term note (the "Note Shares"); and
(b) up to 631,350 shares of Common Stock that may be issued upon the exercise of certain outstanding stock purchase warrants (the "Warrant Shares").

In connection with this opinion, we have examined and relied upon such documents as we have deemed necessary for the purpose of this opinion, including the Registration Statement, the Company's Certificate of Incorporation, as amended, the Company's Bylaws, as amended, the subscription agreements, the convertible term note, the stock purchase warrants, the corporate proceedings taken by the Company in connection with the issuance of the note and the warrants. We have examined the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing, we are of the opinion that (i) the Note Shares, when issued upon proper conversion of the note in accordance with the terms thereof, will be validly issued, fully paid and non-assessable, and (ii) the Warrant Shares, when issued in accordance with the respective stock purchase warrants and payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as exhibit to the Registration Statement and further consent to the reference to our firm under the caption "Legal Matters." In giving such consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                              Very truly yours,


                                              /s/ CAIRNCROSS & HEMPELMANN, P.S.